EXHIBIT 23 (b)

Independent Auditors’ Consent

We consent to the incorporation by reference in Registration Statement Nos. 33-64451, 333-32132, and 333-54600 on Form S-8 and in Registration Statement Nos. 33-61087, 333-5921, 333-18041, 333-61993, and 333-40970 on Form S-3 of our report dated February 22, 2002 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern) appearing in this Annual Report on Form 10-KSB of OXIS International, Inc. for the year ended December 31, 2001.

KING GRIFFIN & ADAMSON P.C.

Dallas, Texas

March 31, 2003